Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007), relating to the consolidated financial statements of Molecular Insight Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of Molecular Insight Pharmaceuticals, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in this Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
May 7, 2008